Exhibit 14.1
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CODE OF ETHICS
ADOPTION
The Board of Directors of FirstSun Capital Bancorp (“FirstSun”) has adopted this Code of Ethics (this “Code”), which is designed to ensure that all employees, officers and members of the Boards of Directors (collectively, the “Board”) of FirstSun and its subsidiaries (together, the “Company”), act in a responsible manner. The purpose of the Code is to set professional standards and outline the responsible and ethical guidelines to which the Company is committed in all aspects of business. The Code provides basic principles to guide our employees, officers and directors and is publicly available on the Company’s website for the benefit of our clients, business partners, vendors, stockholders and consultants to document our expectations of conducting business with utmost integrity. (Employees and officers are sometimes referred to as “team members.” References to the “Chief Executive Officer” refers to the Chief Executive Officer of FirstSun.)
PURPOSE
The Board has adopted this Code:
•to encourage honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;
•to encourage full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”);
•to encourage compliance with applicable laws and governmental rules and regulations;
•to ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information;
•to deter wrongdoing; and
•to promote accountability for adherence to the Code.

All directors, officers and employees of the Company are expected to be familiar with the Code, adhere to the principles and business conduct as outlined in the Code and to comply with its provisions to report any suspected violations of the Code as described below.
STANDARDS
Honest and Ethical Conduct
The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.
Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in their dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing their job.
Compliance with Laws and Regulations
    The Company’s policy is to comply with the laws of federal, state, and local governments applicable to the Company and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company. Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from managers or other appropriate personnel.
It is against Company policy and in many circumstances illegal for any director, officer or employee to profit from undisclosed information relating to the Company or any other company. You must not purchase or sell securities of the Company or any company based on material information that has not been made public. The Company’s policies and procedures regarding insider trading are disclosed in the FirstSun Insider Trading Policy.
Conflicts of Interest
A “conflict of interest” exists when a personal interest interferes in any way with the duties that you perform at the Company. Conflicts of interest can also arise when a team member or director of the Company, or a member of their immediate family, receives improper personal benefits as a result of their position in the Company. Avoid any action or interest that conflicts with the Company’s interests. Even the appearance of a conflict of interest may cause your actions to be questioned. (Your “immediate family” means any child, step-child, parent, step-parent, spouse, sibling, parent-in-law, child-in-law, or sibling-in-law, and any person (other than a tenant or employee) with whom you share a household.)
With the foregoing general observations in mind, you are expected to take steps to avoid putting yourself in a situation in which you or your immediate family’s financial interests and obligations may potentially conflict with your duties and responsibilities at the Company. Some conflict of interest situations may include the following:

•holding a financial interest, directly or indirectly, in an actual or potential supplier, customer or competitor of, the Company; or transacting any business with the Company yourself, except in a manner available to any Company customer. This does not include holding widely traded stock in a public company through a mutual fund, retirement account or directly, but you must remain aware of the prohibition on trading on non-public material information;
•any transaction with the Company in which you have a significant financial interest;
•having a consulting or employment relationship with any service provider, supplier or competitor;
•any outside business activity that detracts from your ability to devote appropriate time and attention to your responsibilities with the Company;
•the receipt of other than nominal gifts or excessive entertainment from any company or individual with which the Company has current or prospective business dealings;
•being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and
•selling anything to the Company or buying anything from the Company.
    Anything that would present a conflict for you would likely also present a conflict if it were related to a member of your family. We encourage you to seek guidance from your manager or our Corporate Secretary when you have any questions or doubts.
You must not represent the Company in any transaction in which you may derive a benefit. To avoid possible conflicts of interest, loan applications submitted to you by relatives or close personal friends (or entities controlled by relatives or close personal friends) must be submitted to other independent lending officers of equal or higher position for processing and approval. This policy also applies to the processing and approval of overdrafts.
You must not approve your own loans, act as officer on any account on which you are a signatory, process your own transactions, or authorize refunds on any account on which you are a signatory. This prohibition applies also to loans and accounts of relatives, close personal friends and entities owned or controlled by any of them.
You must not accept business opportunities from persons doing business or seeking to do business with the Company if those opportunities are made available to you because of your position with the Company. You must never use your position with the Company to influence others for your personal benefit. Likewise, you must not use your employment with the Company as leverage to gain favors from customers or suppliers.
    Service to the Company should never be subordinated to your personal gain and advantage. Conflicts of interest should be avoided wherever possible. The Company recognizes, however, that it is not practicable or desirable to avoid all relationships that could give rise to conflicts of interest. Accordingly, conflicts of interest, potential conflicts of interest or relationships that are identified as giving rise to potential conflicts of interest that are approved as described in the following paragraph are permitted. The Company will disclose actual potential conflicts of interest as required under the rules of the SEC when required and when appropriate. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Company’s Corporate Secretary if not previously approved as described in the following paragraph.
The Company is required to conduct an appropriate review of all related person transactions for potential conflicts of interest on an ongoing basis, and all such transactions must be approved by the Audit Committee of the Board (or another independent body of the Board). Any transaction or relationship that is approved as required under this paragraph complies with this Code, and such approval shall not be regarded as a waiver of the Code. We will abide by the securities laws that govern conflicts of interest by our executive officers and directors. As a result, the actions or relationships that will be considered conflicts with respect to our executive officers and directors are only those that meet the requirement for disclosure in our periodic filings with the SEC pursuant to Item 404 of Regulation S-K, referred to as related party transactions. Such related party transactions must be approved by the Audit Committee as required by applicable laws and regulations, and provided such approval is obtained, such approval shall not be deemed a waiver of this Code.
Overdrafts
No employee, officer or director should knowingly overdraw their account with the Company, and any inadvertent overdraft must be promptly repaid.
Corporate Opportunities
Team members have a responsibility to the Company to advance the Company’s legitimate interests when the opportunity to do so arises, rather than advancing their own personal interests at the expense of the Company. You are prohibited from taking personal advantage of (or directing to a third party) a business opportunity that you discover through the use of corporate property, information or position. You may not use corporate property, information, or position for improper personal gain, nor may you compete with the Company directly or indirectly. Even opportunities that you acquire privately may be questionable if they are related to our existing or proposed lines of business.
Fair Dealing and Competition
The Company strives to outperform our competition fairly and honestly. Advantages over our competitors should be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secrets or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have questions about the legality of proposed information gathering, please talk with your manager or our Corporate Secretary.

You are expected to deal fairly with the Company’s customers, employees, officers and directors, and with anyone else with whom you have contact in the course of performing your job. You may not take unfair advantage of anyone through misuse of confidential information, misrepresentation of facts or any other unfair dealing practice.
If you are involved in procurement, you have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors. Whether related to procurement or not, no gift or entertainment should be offered, given, provided or accepted by any team member or a member of their immediate family unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations.
Recordkeeping, Accounting and Auditing
The Company requires honest and accurate recording and reporting of information. All of our books, records, accounts, timesheets, financial statements and other similar documents must be maintained in reasonable detail; accurately and fairly reflect our transactions; not contain false or misleading entries; comply with generally accepted accounting principles at all times; and conform to applicable laws and our system of internal control standards and procedures. Improper or fraudulent accounting, documentation or financial reporting is against our corporate policy and may be in violation of applicable laws. Records should always be retained or destroyed according to our record retention policies. In accordance with these policies, in the event of litigation or governmental investigation, please consult with our in-house counsel via email at: legal@sunflowerbank.com.
All team members and directors are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account, and are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or investigation.
To ensure the integrity of the Company’s books and records, you should follow these principles:
•All transactions and conduct of business must be properly reflected in the Company’s books and records.
•No secret or unrecorded fund of money or other assets may be established or maintained.
•Any payment is prohibited if no record of its disbursement is entered in the Company’s accounting records.
•Making false or fictitious entries in the books or records of the Company or issuing false or misleading documents is prohibited (and in most instances will constitute a criminal offense).
•Team members should avoid participating in transactions that give the appearance of circumventing established Company policies.

Public Disclosures
You must apply our high standards to all modes of communication. Avoid exaggeration, derogatory comments and inappropriate remarks in your correspondence, internal memos, reports and other communications, even comments posted on social media, email and other electronic formats, as these communications often become public and can be easily misunderstood. Only our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (or those persons who may be so designated from time-to-time by our Chief Executive Officer) are authorized to communicate any nonpublic information about the Company to the public.
The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.
Each director, officer and employee involved in our disclosure process must:
•be familiar with and comply with our disclosure controls and procedures and internal control over financial reporting; and
•take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.
Confidentiality
As bankers, we gain knowledge and information that is nonpublic and proprietary. Our customers rely on us to use prudence when managing their financial affairs, funds and property. You are trusted with maintaining the confidentiality of valuable information entrusted to you by the Company and our customers, except when disclosure is expressly authorized or when required by laws or regulations. Confidential information includes all nonpublic information that might be of use to competitors or harmful to the Company, our team members and our customers, if disclosed; it also includes information that suppliers and customers have entrusted to the Company. You may not provide any former Company employee with nonpublic information. The obligation to preserve confidential information continues even after employment ends.
Protection and Proper Use of Assets
All directors, officers and employees are expected to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on our profitability and our duty to stockholders.
Our property, such as office supplies, computer equipment and software, records, customer information, and the Company’s name and logo, should be used only for legitimate business purposes, although incidental personal use may be permitted. We retain the right to access, review, monitor and disclose any information transmitted, received or stored using our electronic equipment, with or without a team member’s knowledge, consent or approval. Any misuse or suspected misuse of our assets, including fraud or theft, should be immediately reported to your manager, our Chief Administrative Officer, or your Human Resources representative.
The obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, service marks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates our corporate policy. It could also be illegal and result in civil or even criminal penalties.
No Payments to Government Personnel
The U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules not only violates our corporate policy, but could also be a criminal offense. State and local governments, as well as foreign governments, have similar rules. Our Corporate Secretary can provide guidance in this area.
Loans to Insiders
Any loan to an executive officer, principal stockholder, or director (or related interest) must comply fully with all laws and regulations, including Regulation O. Loans to insiders must be on substantially the same terms as with any other bank customer of comparable credit risk. In this respect, loans cannot contain favorable interest rates and must not involve more than the normal risk of repayment. Executive officers may participate in any employee loan program and receive the same rate consideration available to all employees under that plan.
WAIVERS OF THE CODE OF ETHICS
Only the Board of Directors of FirstSun can make any waiver of this Code. Any waiver request must be in writing and filed with our Corporate Secretary at least 30 days before the meeting of the board at which that request is to be considered. Any waiver for an executive officer or director shall be disclosed as required by SEC and NASDAQ rules, if and in the manner required.
REPORTING ILLEGAL OR UNETHICAL BEHAVIOR
When in doubt about the best course of action in a particular situation, talk with your manager or other appropriate personnel about observed illegal or unethical behavior.
All directors, officers and employees are expected to cooperate in internal investigations of misconduct.
Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee.

Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to your manager or our Chief Administrative Officer.
If that is not appropriate, or if you wish to remain anonymous, you may file a report:
Ethics Hotline:
Website: www.intouchwebsite.com/SunflowerBank
Phone: 1-844-308-2523
Nothing in this Code, however, prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. To make such reports or disclosures, you do not have to obtain the Company’s prior approval or notify the Company that you have made them.
SOURCES OF HELP
If you have questions regarding the best course of action regarding ethical decisions, consider seeking the counsel of your manager first, if possible, and/or consult with our Corporate Secretary or our Chief Administrative Officer. We will keep your concerns confidential and, if needed, anonymous.
Corporate Secretary: corporate.secretary@sunflowerbank.com
Chief Administrative Officer: human.resources@sunflowerbank.com
ENFORCEMENT
The Company must ensure prompt and consistent action against violations of this Code.
If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors of FirstSun.
If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor, the Chief Administrative Officer or the Board of Directors of FirstSun determines that a violation of this Code has occurred, the supervisor, the Chief Administrative Officer or the Board of Directors of FirstSun will report such determination to the Corporate Secretary.
Upon receipt of a determination that there has been a violation of this Code, the Board of Directors of FirstSun or the Chief Executive Officer will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

PROHIBITION OF RETALIATION
The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.
VIOLATIONS OF THIS CODE OF ETHICS
Unless a specific exception as outlined in this Code has been approved, any team member found to be in violation of this Code will be subject to disciplinary action up to and including termination.
MISCELLANEOUS
Amendments
Any significant change to this Code requires the approval by the Board of Directors of FirstSun, which maintains overall responsibility for setting the tone for compliance and customer service at the Company.
Annual Certification
Each employee, officer and director is required to certify, no less often than annually, that he or she has read, understands and will adhere to the Code and conduct our business accordingly. The Certification Form attached as Appendix A may be used in both an electronic or paper version by Human Resources as needed.
CONCLUSION
The Company’s reputation is grounded on our daily commitment to our core values— principles that require us all to demonstrate personal integrity. The Company depends on its employees, officers, and directors to follow the law and to make the right decisions, understanding that what is “right” may not always be obvious. We hope this Code will provide practical overviews of some of the legal and ethical standards we must all follow. Above all, strive for professional excellence. We’re counting on you.

APPENDIX A
CODE OF ETHICS
ACKNOWLEDGMENT OF RECEIPT AND REVIEW

To be signed and returned to our Human Resources Department for record keeping purposes at: human.resources@sunflowerbank.com.

I, _______________________, acknowledge that I have received and read a copy of the FirstSun Capital Bancorp Code of Ethics. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Chief Administrative Officer or the Corporate Secretary if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

Signature                                Date

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